Aquilex Holdings LLC	Exhibit 99.1

Press release dated August 15, 2011 reporting the company’s financial results for the three and six months ended June 30, 2011, and for the comparable periods in 2010.

08.15.11 – Aquilex Holdings LLC Reports Second Quarter 2011 Financial Results

Aquilex Holdings LLC (“Aquilex” or “Company”) today announced its financial results for the three and six months ended June 30, 2011. These results are included in Aquilex’s second quarter Form 10-Q as filed today with the SEC and posted on the Company’s website for which the link is as follows: www.aquilex.com/company/investor-relations.

Financial Results

Aquilex’s revenues for the three and six months ended June 30, 2011 were $117.1 million and $226.6 million, respectively. For the three months ended June 30, 2011, revenues increased $11.5 million, or 10.8%, as compared to the corresponding prior year period. The increase was largely attributable to higher revenues in our SRO segment. For the six months ended June 30, 2011, revenues increased $13.3 million, or 6.2%, as compared to the corresponding prior year period. The overall increase was attributable to higher revenues in both the SRO and IC segments. These revenue increases primarily resulted from increases in work for our Fossil Power and Refinery customers.

Adjusted EBITDA attributable to Aquilex Holdings (Adjusted EBITDA) for the three and six months ended June 30, 2011 were $12.1 million and $21.7 million, respectively. For the three months ended June 30, 2011, Adjusted EBITDA decreased $1.9 million, or 13.7%, as compared to the corresponding prior year period. For the six months ended June 30, 2011, Adjusted EBITDA decreased $7.1 million, or 24.6%, as compared to the corresponding prior year period. Both declines resulted primarily from lower gross profit which was largely the result of increases in labor and benefits, equipment and rental costs, and supplies and fuel costs. Margin decreases were also caused by the increase in the proportion of revenue derived from lower margin services provided to customers and lower pricing on jobs.

Depreciation and amortization costs for the three and six months ended June 30, 2011, decreased $0.7 million and $1.5 million, or 7.0% and 8.1%, respectively, as compared to the corresponding prior year periods. The decrease was primarily due to assets becoming fully depreciated and as a result of the lower amortizable base of SRO amortizable assets resulting from the impairment charges recorded in the fourth quarter of 2010.

Net interest expense remained approximately the same for the three months ended June 30, 2011 when compared to the corresponding prior year period. For the six months ended June 30, 2011, net interest expense decreased $2.9 million, or 12.7%, when compared to the corresponding prior year period. The decrease was primarily attributable to a lower effective interest rate on the current capital structure of term debt and senior notes that primarily resulted from refinancing activities that we undertook in April 2010.

Our income tax benefit for the three and six months ended June 30, 2011, decreased $10.8 million and $10.0 million, respectively, as compared to the corresponding prior year periods. The change in our effective tax rate is primarily attributable to changes in projected pre-tax book loss, deduction limitations for per diems for field employees, change in valuation allowance, non-deductible stock based compensation, and other nondeductible expenses.

Net loss attributable to Aquilex Holdings for the three and six months ended June 30, 2011 was ($0.6) million and ($13.2) million, respectively.

Aquilex Holdings LLC

Press release dated August 15, 2011 reporting the company’s financial results for the three and six months ended June 30, 2011, and for the comparable periods in 2010.

The foregoing provides only a brief summary of our financial results for the three and six months ended June 30, 2011. For a more detailed discussion please refer to our second quarter 2010 Form 10-Q as filed with the SEC.

Second Quarter 2011 Earnings Conference Call

The Company will host its second quarter 2011 earnings conference call at 9:00 a.m. Eastern Time on Wednesday, August 17, 2011. Please note that the timing changed from the previous announcement of the earnings conference call. You are invited to listen to the call, which is available for telephone dial-in. Aquilex President and Chief Executive Officer, L.W. Varner, Jr., and Chief Financial Officer, Jay W. Ferguson, will participate. A recording of the call will also be made available on the Aquilex website. The conference call dial-in number is (866) 694-4624. The conference call identification number is 87041152.

Note on Use of Adjusted EBITDA

Adjusted EBITDA is a non-GAAP financial measure. We calculate Adjusted EBITDA as EBITDA, which we describe below, as adjusted for certain other items described below.

EBITDA, a measure used by management to measure operating performance, is defined as net income(loss) plus interest expense, net, income tax expense (benefit), depreciation and amortization. EBITDA is not a recognized term under GAAP and does not purport to be an alternative to net income(loss) as a measure of operating performance or to cash flows from operating activities as a measure of liquidity. Additionally, EBITDA is not intended to be a measure of free cash flow available for management’s discretionary use, as it does not consider certain cash requirements such as tax payments and debt service requirements. Management believes EBITDA is helpful in highlighting trends because EBITDA excludes the results of decisions that are outside the control of operating management and can differ significantly from company to company depending on long-term strategic decisions regarding capital structure, the tax jurisdictions in which companies operate and capital investments. Management compensates for the limitations of using non-GAAP financial measures by using them to supplement GAAP results to provide a more complete understanding of the factors and trends affecting the business than GAAP results alone. Because not all companies use identical calculations, these presentations of EBITDA may not be comparable to similarly titled measures of other companies.

Adjusted EBITDA is defined as EBITDA further adjusted to exclude certain non-cash and other specific items permitted in calculating covenant compliance under our senior secured credit agreement.

We present Adjusted EBITDA because we consider it an important supplemental measure of our performance and believe it is frequently used by securities analysts, investors and other interested parties in the evaluation of companies in our industry and because these adjustments are necessary to calculate our covenant compliance under our senior secured credit agreement. You are encouraged to evaluate each adjustment and the reasons we consider them appropriate for supplemental analysis. In evaluating Adjusted EBITDA, you should be aware that in the future we may incur expenses similar to the adjustments in this presentation.

EBITDA and Adjusted EBITDA have limitations as analytical tools, and you should not consider them in isolation or as a substitute for analysis of our results as reported under GAAP. Some of these limitations are:

•	they do not reflect our cash expenditures, or future requirements, for capital expenditures or contractual commitments;

Aquilex Holdings LLC

Press release dated August 15, 2011 reporting the company’s financial results for the three and six months ended June 30, 2011, and for the comparable periods in 2010.

•	they do not reflect changes in, or cash requirements for, our working capital needs;

•	they do not reflect the significant interest expense, or the cash requirements necessary to service interest on our debts;

•	they do not reflect our income tax expense or the cash requirements to pay our taxes;

•

although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and EBITDA and Adjusted EBITDA do not reflect any cash requirements for such replacements;

•	other companies in our industry may calculate EBITDA and Adjusted EBITDA differently than we do, limiting its usefulness as a comparative measure; and

•	Adjusted EBITDA does not reflect cash expenditures that may recur in future periods.

The following table provides a reconciliation of EBITDA and Adjusted EBITDA to net loss.

	For the three months ended June 30,		For the six months ended June 30,
($ in thousands)	2011	2010	2011	2010
Net loss	$(837)	$(12,615)	$(13,903)	$(25,130)
Interest expense, net	10,236	10,277	20,254	23,203
Income tax expense (benefit)	(7,778)	(18,619)	(4,389)	(14,416)
Depreciation and amortization	8,668	9,288	17,207	18,680

EBITDA	10,289	(11,669)	19,169	2,337

Adjustments to EBITDA

Financing transaction costs (a)	—	202	—	202

Incentive units expense (b)	265	363	530	743

Loss on extinguishment of debt (c)	—	24,424	—	24,424

Sarbanes Oxley costs (d)	101	—	292	—

Unusual or non-recurring losses (e)	—	445	—	445

Pricing and profitability analysis (f)	1,368	—	1,368	—

Other (g)	(91)	270	(313)	690

EBITDA attributable to noncontrolling interest (h)	187	—	689	—

Adjusted EBITDA attributable to Aquilex Holdings	$12,119	$14,035	$21,735	$28,841

(a)	Reflects accounting and legal fees expenses associated with the $225 million 11 1/8% Senior Notes offering in December 2009.

Aquilex Holdings LLC

Press release dated August 15, 2011 reporting the company’s financial results for the three and six months ended June 30, 2011, and for the comparable periods in 2010.

(b)	Reflects expenses associated with vesting of time-vested profits interest units granted to members of Aquilex management. The value of these units was determined using the Black-Scholes-Merton method and the expense recorded as a non-cash compensation charge in SG&A.

(c)	Reflects the write-off of deferred financing costs, original issue discount amounts and a prepayment penalty resulting from the Company entering into an amended and restated credit agreement on April 1, 2010.

(d)	Reflects Sarbanes-Oxley Act compliance costs paid to third parties.

(e)	Reflects severance costs which were in connection with the termination and the elimination of certain Company executive positions.

(f)	Reflects costs paid to a third party for an analysis of pricing and profitability.

(g)	Amounts primarily reflect the impact of unrealized foreign currency transaction gains and losses.

(h)	Reflects EBITDA attributable to our noncontrolling interest in our Aquilex Arabia joint venture.

Forward-looking statements

This press release may contain statements that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that any such forward-looking statements are not guarantees of future performance or results and involve risks and uncertainties, and that actual results or developments may differ materially from those in the forward-looking statements as a result of various factors, including changes in Aquilex’s business, operations, financial condition, suppliers and customers, perceptions of Aquilex among financial institutions and rating agencies, and the factors described in Aquilex’s filings with the Securities and Exchange Commission, including under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our 2010 Annual Report on Form 10-K as filed with the SEC on March 31, 2011 and our Quarterly Report on Form 10-Q for the quarter ended June 30, 2011 filed with the SEC on August 15, 2011. Aquilex disclaims any obligation to update any forward-looking statements contained herein.

About Aquilex Holdings LLC

Aquilex Holdings LLC is the parent of Aquilex Corporation, a leading provider of critical maintenance, repair and industrial cleaning solutions to the energy industry. Through our divisional and branch offices in the United States and Europe, we provide our services to a diverse global base of over 600 customers, primarily in the oil and gas refining, chemical and petrochemical production, fossil and nuclear power generation and waste-to-energy industries.

Investor Relations Contact: Jay W. Ferguson, Chief Financial Officer (404) 869-5221.